Exhibit 99

News	Release

CCNE		Contact: Brian W. Wingard
NASDAQ		Treasurer
L I S T E D		(814) 765-9621

CNB FINANCIAL ANNOUNCES THIRD QUARTER DIVIDEND CLEARFIELD, PENNSYLVANIA – August 13, 2013

The Board of Directors of CNB Financial Corporation [Nasdaq: CCNE] has announced the declaration of 16.5 cents per share quarterly dividend payable on September 13, 2013 to shareholders of record on August 30, 2013.

CNB Financial Corporation is a $1.8 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a private banking division and twenty-nine full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net.